EXHIBIT 10.12

SePARATION aGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Leslie Sgnilek of 917 Bedford Ct., Buffalo Grove, Illinois 60089 (“Employee”) and PCTEL, Inc., a Delaware corporation, including its employees, directors, officers, shareholders, successors and assigns (“Company” or “PCTEL”). Employee and PCTEL may collectively sometimes be referred to as the “Parties”.

WHEREAS, Employee and PCTEL entered into a letter agreement with respect to severance benefits on August 9, 2021 (“Severance Benefits Agreement”);

WHEREAS, PCTEL and Employee have also previously entered into restricted stock award agreements, subject to the terms and conditions of PCTEL’s Stock Plan, as amended and restated (the “Stock Plan”);

WHEREAS, Employee’s employment with PCTEL will end on January 2, 2023 (the “Separation Date”); and

WHEREAS, the Parties desire to effect a final settlement of all claims and issues;

NOW, THEREFORE, in consideration of the execution hereof and the promises made herein, the Parties hereby agree as follows:

1. In accordance with the Severance Benefits Agreement, PCTEL will provide salary continuation to Employee for twelve months following the Separation Date. The aggregate amount of salary continuation is Two Hundred Sixty-Five Thousand Seven Hundred Dollars ($265,700) paid in 24 substantially equal bi-monthly installments on the Company’s 2023 pay dates, less applicable withholding. The foregoing notwithstanding, the initial payment made pursuant to this Agreement will not be paid until five business days have elapsed beyond the expiration of the revocation period for the release and waiver referred to in Section 16(f) below (the “Initial Payment Date”).

2. In accordance with the Severance Benefits Agreement, PCTEL will accelerate the vesting of all service-based equity awards held by Employee which would have vested if Employee had continued his employment for an additional twelve months. The equity awards which will accelerate are the following:

(i) 1,867 from the grant identified as 6015 which would have vested on February 4, 2023;

(ii) 1,100 from the grant identified as 4880 which would have vested on February 5, 2023; and

(ii) 2,777 from the grant identified as 6172 which would have vested on February 18, 2023.

All such restricted shares will vest on the Initial Payment Date.

3. Employee is eligible for, and will receive, an award under the 2022 Short-Term Incentive Plan (“2022 STIP”) in accordance with the terms thereof. The award under the 2022 STIP will be paid to Employee at the same time as it is paid to other participants in the 2022 STIP.

4. Although Employee would not otherwise be eligible for an award under the 2020 Long-Term Incentive Plan (“2020 LTIP”) due to not having satisfied the requirement of being an employee, director or contractor of the Company on the performance determination date, the Compensation Committee of the Board of Directors of the Company has approved the vesting of the award under the 2020 LTIP with grant number 4910 in accordance with the terms of the applicable Long-Term Incentive Award Agreement as if Employee had remained in the Company’s employment through the performance determination date.

5. Employee’s health insurance benefits will cease as of January 31, 2023. Subject to Employee’s election to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) within the prescribed period, PCTEL agrees to pay the entire cost of the COBRA premiums for continued health coverage for Employee and any eligible dependents covered by Employee’s health insurance immediately prior to the Separation Date at the same level of coverage as was provided to Employee and/or such dependents immediately prior to the Separation Date until the earlier of (A) twelve months following the cessation of Company-provided employee health insurance benefits, and (B) the date upon which Employee or Employee’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans. Employee agrees to notify a representative of the Human Resources Department of the date upon which Employee or Employee’s dependents become covered under another employer’s group health, dental and vision insurance benefit plans if such date occurs prior to the end of the period specified in clause (A) above. Employee will be responsible for any and all COBRA payments thereafter.

Confidential

6. On the next regular pay date following the Separation Date, Employee will be paid a lump sum (less applicable withholding) equivalent to earned but unused paid time off (PTO), if any, through the Separation Date.

7. On the next regular pay date following the Separation Date, Employee will receive a refund from the Employee Stock Purchase Program (ESPP), if applicable.

8. Employee will receive all retirement benefits for which Employee is eligible, if any, in accordance with the applicable benefit plan documents. Employee will cease and no longer accrue employee benefits, including but not limited to PTO, as of the Separation Date, and Employee’s participation in all other benefits and incidents of employment shall cease on the Separation Date.

9. Employee agrees that he will not take any action, or make any statement, whether orally or in writing (including through social media), which in any manner disparages or impugns the reputation or goodwill of PCTEL and that to do so will constitute a breach of this Agreement.

10. Employee is to direct all requests for job references to PCTEL's Director of Human Resources at 471 Brighton Drive, Bloomingdale, Illinois 60108, who will respond only to written reference inquiries with the following information: dates of employment, position held, and confirmation of last salary. To the extent that Employee directs reference requests to persons at PCTEL other than as specified above, PCTEL will not be liable for any statements made by such non-designated individuals regarding Employee. Further, the Parties stipulate and agree that PCTEL has no liability for any statements made regarding Employee by persons not employed by PCTEL at the time such statements are made.

11. Employee represents and warrants that he will return to PCTEL on the Separation Date all PCTEL equipment and/or other property, including but not limited to the following:

Laptop computer and peripherals;

Disks, computer files, thumb or other drives;

Company information;

Employee identification badge; and

Other materials which he had in his possession or subject to his control relating to PCTEL and/or any of its customers, vendors and/or employees (“Materials”).

Employee further warrants and acknowledges that he has not retained any such Materials (including any copies or duplicates thereof).

12. Employee agrees to submit an expense report to PCTEL for all unpaid legitimate business expenses incurred in connection with his employment with PCTEL no later than January 31, 2023.

13. Employee acknowledges that, during his employment, he may have become aware of trade secrets and other confidential, proprietary business information involving PCTEL or its customers. Employee further acknowledges that he is not to disclose any trade secrets, privileged or confidential information learned in the course of Employee's employment with PCTEL, and that pursuant to Section 11 above Employee is required to return to PCTEL any such trade secrets, privileged or confidential materials currently in his possession, whether in hard copy or electronic format. If Employee has turned over such trade secret, privileged or confidential PCTEL information and/or documents, whether in hard copy or electronic format, to any third party, Employee is required, as a condition of this Agreement, to take all necessary efforts to retrieve such information and return it to PCTEL as well as to inform PCTEL's Chief Legal Officer of the identity of all such third parties so that PCTEL may take whatever action is necessary to retrieve its information.

14. In exchange for the payments and benefits set forth in this Agreement, Employee agrees to the following:

(a) Non-Compete. Employee hereby agrees that for the one (1) year period following the Separation Date, Employee will not, directly or indirectly, be employed by, a consultant to, a partner with, a member of the board of directors for, or otherwise associated in any manner with, or receive compensation from, a competitor of the Company listed on Exhibit A hereto. There is no restriction with respect to any other competitors of the Company or any other companies.

(b) Non-Solicitation. During the twelve (12) months following the Separation Date, Employee agrees and acknowledges that Employee’s right to receive the payments and benefits set forth in this Agreement shall be conditioned upon Employee not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Employee or for any other entity or person.

(c) Understanding of Covenants. He is (i) familiar with the foregoing covenants not to compete and not to solicit, and (ii) fully aware of his obligations hereunder, including, without limitation, the length of time, scope and geographic coverage of these covenants.

(d) Notification of Subsequent Employer. Employee agrees that during the one (1) year period following the Separation Date, he will give written notice to his new employers of his obligations under this Agreement, including but not limited to this Section 14. Further, during such period Employee agrees to promptly inform the Company, in writing, of the name and address of his subsequent employers. Finally, Employee consents to the Company providing his subsequent employers with information, including a copy of this Agreement, regarding ongoing obligations under this Agreement.

15. In exchange for the foregoing benefits and payments, Employee, for himself, his heirs, executors and administrators will release and forever discharge PCTEL from any and all legally waivable claims, demands, sums of money, contracts, controversies, agreements, promises, damages, costs, causes of action and liabilities of any kind or character whatsoever, from the beginning of time to the date Employee signs this Agreement, relating to his employment at PCTEL, including the termination of such employment, except insofar as it may be necessary to take action with respect to the enforcement of this Agreement or as specified in Section 16(d). This release includes but is not limited to, all claims which could have been raised under any local, state or federal statute, ordinance, or regulation and/or under any express or implied contract and/or under common law.

16. With respect to the foregoing release and waiver, Employee acknowledges the following:

(a) The foregoing release and waiver is entered into knowingly, voluntarily and with the opportunity for advice by Employee's personal attorney.

(b) The entitlements set forth in this Agreement are generally consistent with those set forth in the Severance Benefits Agreement but, to the extent of any differences, are in lieu of entitlements therein which Employee would otherwise be eligible to receive.

(c) Nothing contained in this Agreement purports to release any of Employee's rights or claims that may arise after the date of execution of this Agreement.

(d) Nothing contained in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority, including but not limited to the Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

(e) This Agreement shall not give rise to any legal rights or obligations with respect to any waiver of claims until Employee is afforded a period of twenty-one (21) calendar days within which to consider the terms of this Agreement.

(f) Employee shall be afforded seven (7) calendar days following the execution of this Agreement within which Employee may revoke the Agreement insofar as it relates to the Age Discrimination in Employment Act and none of the terms and provisions of this Agreement shall become effective or enforceable with respect to any waiver of claims under the Age Discrimination in Employment Act until such revocation period has expired. Any such revocation must be in writing, including email, and directed to Shelley J. Bacastow, Senior Vice President and Chief Legal Officer, PCTEL, Inc., 471 Brighton Drive Bloomingdale, Illinois 60108. Ms. Bacastow's email address is: shelley.bacastow@pctel.com and her telephone number is 630.339.2115. Although such revocation must be in writing, Ms. Bacastow must also be informed by telephone of the revocation on or before the last day of the revocation period.

17. Employee acknowledges and agrees that if he breaches any of the terms of this Agreement, then PCTEL may (a) stop the payment of any benefits pursuant to this Agreement not yet paid; (b) seek recovery of any payments already made pursuant to this Agreement, and (c) seek the payment of all damages, costs and expenses (including reasonable attorneys' fees) incurred by PCTEL in connection with such suit, action or breach.

18. The Parties hereby stipulate and agree that nothing contained in this Agreement shall be construed as an admission of liability, culpability or wrongdoing by either Party.

19. The Parties agree that this Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without regard to choice of law or conflict of law principles. The Parties agree that any legal proceedings relating to this Agreement shall be instituted in federal or state court in Cook County, Illinois, and the Parties consent to the jurisdiction of such courts for such actions. The Parties agree to waive the right to a jury trial of any dispute or claim.

20. Should any provision of this Agreement, in whole or in part, be held invalid or unenforceable by operation of law or otherwise, all other provisions shall remain in full force and effect and the Parties agree that a court may modify any provision to make it valid or enforceable in whole or in part.

21. On the Separation Date, the benefits under the Management Retention Agreement dated May 6, 2020 between the Parties will be nullified by its terms; however, it is intended that the benefits under the Amended and Restated Indemnification Agreement dated as of August 5, 2020 between the Parties will continue in effect in accordance with such agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

PCTEL, Inc.

Dated: 11/14/22 By /s/ DAVID A. NEUMANN

David A. Neumann

Chief Executive Officer

Leslie Sgnilek

Dated: 11/14/2022 /s/ LESLIE SGNILEK